UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Post Effective Amendment No. 2 to

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

__________________

VYCOR MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-176713	20-3369218
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6401 Congress Ave. Suite 140, Boca Raton, FL		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 558-2000

n/a

(Former name or former address, if changed since last report)

Approximate date of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	93,602,221	$0.04	$3,744,089	$435.38
Total	93,602,221	$0.04	$3,744,089	$435,38

______________

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities Exchange Commission nor any state securities commissions have approved or disapproved of these securities or passed upon the adequacy of the Prospectus.  Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

Vycor Medical, Inc., a Delaware corporation (the “Company”), filed a Registration Statement on September 7, 2011, on Form S-1, and subsequent amendments (the “Original Registration Statement”) (SEC File Number 333-176713), which was declared effective November 10, 2011, for the purpose of registering 93,602,221 shares of common stock par value $0.0001offered for sale by selling shareholders (the “Offering”) under the Securities Act of 1933.

On September 6, 2012, the Company filed a Post-Effective Amendment No. 1 to the Original Registration Statement on Form S-1 contained an updated prospectus relating to the offering and sale of shares of common stock declared effective by the Securities and Exchange Commission on November 10, 2011.

The purpose of this Post-Effective Amendment No. 2 is solely to amend Exhibits 5.1 and 23.1 which were included in Post-Effective Amendment No. 1.  All matters included in Part I of Post-Effective Amendment No. 1 remain unchanged.  As a result, this filing includes only Part II of the Post-Effective Amendment and the only matter which is changed from Post-Effective Amendment No. 1 are Exhibits 5.1 and 23.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Nature of expense	Amount
SEC Registration fee	$435.00
Accounting fees and expenses	$7,500.00
Legal fees and expenses	$7,500.00
Printing expenses	$3,000.00
Miscellaneous	$1,000.00

TOTAL	$19,435.00

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above through advances to the Company by the Company’s founding shareholders. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.     Indemnification of Directors and Officers

Pursuant to our Certificate of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Below is a list of securities sold by us from January 1, 2010 to the present date which were not registered under the Securities Act.

Name of Purchaser	Date of Sale	Title of Security	Amount of Securities Sold	Consideration
Fountainhead Capital Management Limited	January 11, 2010	Common Stock	531,376,500	Debenture Exchange
Jodi Yeager	January 11, 2010	Common Stock	4,000,000	Debenture Conv
Panamerica Capital Group, Inc.	January 11, 2010	Common Stock	8,787,600	Debenture Conv
Hyperlink Media, LLC	January 11, 2010	Common Stock	9,187,600	Debenture Conv
Karen Ginder	January 11, 2010	Common Stock	10,320,000	Debenture Conv
Accessible Development Corp.	January 11, 2010	Common Stock	4,000,000	Debenture Conv
Altitude Group, LLC	January 11, 2010	Common Stock	16,000,000	Debenture Conv
Mario Zachariou	January 11, 2010	Common Stock	6,000,000	Debenture Conv
Anthony Cantor	January 11, 2010	Common Stock	6,000,000	Debenture Conv
SLJ Consulting Corp	January 12, 2010	Series B. Pref	80,000	$80,000
Joseph Simone	January 12, 2010	Series B. Pref	80,000	$35,000
Steven Girgenti	February 23, 2010	Common Stock	800,000	Professional services
Kenneth D. Watkins	March 11, 2010	Series B. Pref	25,000	$25,000
Jane G. Ellis	April, 2010	Common Stock	6,666,667	$100,000
Gregory Sichenzia	April 2010	Common Stock	934,986	Professional Services
Joe Simone	April 2010	Common Stock	750,000	Professional services
Myles F. Wittenstein	May 2010	Common Stock	3,300,000	$49,500
Guri Dauti	May 2010	Common Stock	2,333,333	$35,000
Stanley Katz	May 2010	Common Stock	3,000,000	$45,000
Stanley Katz	May 2010	Common Stock	3,000,000	$45,000
Duane John Renfro	May 2010	Common Stock	3,333,333	$50,000
Glenn Fleischacker	May 2010	Common Stock	3,333,333	$50,000
Datavision Computer Video, Inc.	May 2010	Common Stock	1,666,667	$25,000
Thomas Ambrose	May 2010	Common Stock	3,333,333	$50,000
Jack Lens	May 2010	Common Stock	3,333,333	$50,000

IRA Services Trust Company	May 2010	Common Stock	13,333,333		$200,000
Falcon Partners BVBA	May 2010	Common Stock	3,333,333		$50,000
Konstantin Slavin	July 2010	Common Stock	262,500		Professional services
Ramon Rak	July 2010	Common Stock	300,000		Professional Services
Steven Girgenti	July 2010	Common Stock	250,000		Professional services
Sal & Kathryn DeMarco	July 2010	Common Stock	4,241,072		$76,250
Jarvis D & Molly Littlefield	August 2010	Common Stock	2,857,143		$50,000
Berardino Investment Group	August 2010	Common Stock	1,428,571		$25,000
Panayiotis Panayiotou	August 2010	Common Stock	571,429		$10,000
Simon Becker	August 2010	Common Stock	6,285,714		$110,000
Richard H. Lawson	September 2010	Common Stock	1,428,571		$25,000
SLJ Consulting	September 2010	Common Stock	6,548,515		Preferred Conversion
Joe Simone	September 2010	Common Stock	3,139,463		Preferred Conversion
Kenny Watkins	September 2010	Common Stock	2,080,219		Preferred Conversion
Sal & Kathryn DeMarco	October 2010	Common Stock	2,285,714		$40,000
Sal & Kathryn DeMarco	November 2010	Common Stock	1,714,286		$30,000
Steven Girgenti	November 2010	Common Stock	250,000		Professional services
Myles F. Wittenstein	November 2010	Common Stock	2,631,579		$50,000
Brunella Jacs LLC	November 2010	Common Stock	2,631,579		$50,000
Dr. Sam Fox	November 2010	Common Stock	2,631,579		$50,000
Neil A. Weiss	December 2010	Common Stock	5,263,158		$100,000
Stephen Nicholas Bunzl	December 2010	Common Stock	7,894,737		$150,000
Peter Lawrence	December 2010	Common Stock	2,631,579		$50,000
Stephen Rathkopf	January 2011	Common Stock	1,000,000		$19,000
Steven Girgenti	January 2011	Common Stock	250,000		Professional services
Datavision Computer Video, Inc.	February 2011	Common Stock	1,315,789		$25,000
Dr. Wayne Fleischacker	February 2011	Common Stock	5,263,158		$100,000
Jerrald Ginder	April 2011	Common Stock	18,000,000	**	$360,000
Ilex Investments, LP	April 2011	Common Stock	8,888,888		$200,000
Carol Tambor	April 2011	Common Stock	2,222,222		$50,000
Neil Weiss	April 2011	Common Stock	4,444,444		$100,000
Myles Wittenstein	April 2011	Common Stock	2,222,222		$50,000
Duane John Renfro	April 2011	Common Stock	2,222,222		$50,000
Stephen Nicholas Bunzl	April 2011	Common Stock	2,222,222		$50,000
Jack Lens	April 2011	Common Stock	2,222,222		$50,000
Robert Crames	May 2011	Common Stock	2,222,222		$50,000
Sal & Kathryn DeMarco	May 2011	Common Stock	1,111,111		$25,000

Steven Girgenti	May 2011	Common Stock	222,222		Professional Services
Maurice Reissman	May 2011	Common Stock	4,444,444		$100,000
GreenBridge Capital Partners IV, LLC	June 2011	Common Stock	15,500,000		Consulting Services
Matthew Balk	June 2011	Common Stock	700,000		Financial Advisory Services
Jason Adelman	June 2011	Common Stock	200,000		Financial Advisory Services
Daniel Schneiderman	June 2011	Common Stock	100,000		Financial Advisory Services
Dashka Solanky	June 2011	Common Stock	888,889		$20,000
Berardino Investment Group	June 2011	Common Stock	2,167,902		Debenture Conversion
Jerrald Ginder	June 2011	Common Stock	2,666,667	**	Debt Conversion
Alvaro Pascale Leone	August 2011	Common Stock	78,300		Services
Steven Girgenti	August 2011	Common Stock	154,600		Professional Services
McCombie Group, LLC	August 2011	Common Stock	428,571		Consulting Services
MKM Opportunity Master Fund, Ltd	June 7, 2011	Series C Preferred Stock	3.0	*	$250,000
Andrew Mitchell	June 7, 2011	Series C Preferred Stock	.5	*	$25,000
Matthew Balk	June 7, 2011	Series C Preferred Stock	.8	*	$40,000
Daniel Balk	June 7, 2011	Series C Preferred Stock	1.1	*	$55,000
David Balk	June 7, 2011	Series C Preferred Stock	1.1	*	$55,000
Daniel Schneiderman	June 7, 2011	Series C Preferred Stock	.45	*	$22,500
Jonathan Balk	June 7, 2011	Series C Preferred Stock	.5	*	$25,000
Richard L. Hoffman	June 7, 2011	Series C Preferred Stock	.45	*	$22,500
Robert I and Sandra S Neborsky Living Trust	June 7, 2011	Series C Preferred Stock	2.0	*	$100,000
Skriloff Family Irrevocable Trust F/B/O Samuel Skriloff	June 7, 2011	Series C Preferred Stock	.1	*	$5,000
Skriloff Family Irrevocable Trust F/B/O Olivia Skriloff	June 7, 2011	Series C Preferred Stock	.1	*	$5,000
Jason Adelman	June 7, 2011	Series C Preferred Stock	1.8	*	$90,000

Robert and Amy Bernstein	June 7, 2011	Series C Preferred Stock	.5	*	$25,000
Dick F. Chase, Jr.	June 7, 2011	Series C Preferred Stock	2	*	$100,000
Boris and Alexandra Smirnov	June 7, 2011	Series C Preferred Stock	2	*	$100,000
Nadegda Kassatkina	June 7, 2011	Series C Preferred Stock	2	*	$100,000
Irina Pavlova	June 7, 2011	Series C Preferred Stock	1	*	$50,000
Jeffrey J and Jennifer S. Clayton	June 7, 2011	Series C Preferred Stock	1	*	$50,000
Greenbridge Capital Partners IV, LLC	June 7, 2011	Series C Preferred Stock	1.5	*	75,000
Core Capital IV Trust	June 7, 2011	Series C Preferred Stock	1.5	*	$75,000
Rolant Investments Limited	June 7, 2011	Series C Preferred Stock	6	*	$300,000
David Wiener	June 28, 2011	Series C Preferred Stock	1	*	$50,000
One East Partners Opportunity L.P.	June 28, 2011	Series C Preferred Stock	2.7	*	$135,000
One East Partners Master L.P.	June 28, 2011	Series C Preferred Stock	5.3	*	$265,000
Narang Family Partnership, LP	June 28, 2011	Series C Preferred Stock	.5	*	$25,000
Hugh Scott Campbell	June 28, 2011	Series C Preferred Stock	.2	*	$10,000
Fraser Campbell	June 28, 2011	Series C Preferred Stock	.2	*	$10,000
Sean Campbell	June 28, 2011	Series C Preferred Stock	.5	*	$25,000
Dr. Wayne Fleischacker	June 28, 2011	Series C Preferred Stock	2	*	$100,000
Dr. Glenn Fleischacker	June 28, 2011	Series C Preferred Stock	1	*	$50,000
Jane Ellis	June 28, 2011	Series C Preferred Stock	2	*	$100,000

Duane Renfro	August 4, 2011	Series C Preferred Stock	1	*	$50,000
Guri Dauti	August 4, 2011	Series C Preferred Stock	1	*	$50,000
Matteo Joseph Rosselli	August 4, 2011	Series C Preferred Stock	1	*	$50,000
Sarah Benveniste	August 4, 2011	Series C Preferred Stock	1	*	$50,000
Steven Reichbach	August 4, 2011	Series C Preferred Stock	1	*	$50,000
Dr. Glenn Fleischacker	August 4, 2011	Series C Preferred Stock	1	*	$50,000
Myles Wittenstein	August 4, 2011	Series C Preferred Stock	1	*	$50,000
Neil Weiss	August 4, 2011	Series C Preferred Stock	1	*	$50,000
Randolf Kahn	August 4, 2011	Series C Preferred Stock	1	*	$50,000
Dr. Wayne Fleischacker	August 4, 2011	Series C Preferred Stock	2	*	$100,000
Marc S Cohen	August 4, 2011	Series C Preferred Stock	2.2	*	$110,000

Steven Girgenti	November 4, 2011	Common Stock	166,667		Professional Services
Alvaro Pascual-Leone, M.D.	November 4, 3011	Common Stock	104,167		Professional Services
Joseph Simone	November 15, 2011	Common Stock	510,000		Consulting Services
Fountainhead Capital Management Limited	December 20, 2011	Common Stock	402,965		Exercise of Warrant
University of Aberdeen	January 19, 2012	Common Stock	4,448,500		Purchase of Sight Science, Ltd.
Prof. Arash Sahraie	January 19, 2012	Common Stock	9,901,500		Purchase of Sight Science, Ltd.
Steven Girgenti	January 20, 2012	Common Stock	222,222		Professional Services
Jason J. S. Barton	January 20, 2012	Common Stock	138,890		Professional Services
Jose Romano	January 20, 2012	Common Stock	138,890		Professional Services
Oscar Bronsther, M.D.	January 20, 2012	Common Stock	96,620		Professional Services
Alvaro Pascual-Leone, M.D.	March 19, 2012	Common Stock	138,890		Professional Services

Jason J. S. Barton	April 18, 2012	Common Stock	138,890	Professional Services
Jose Romano	April 18, 2012	Common Stock	138,890	Professional Services
Brunella Jacs, LLC	April 26, 2012	Common Stock	1,333,333	Consulting Services
Steven Girgenti	April 27, 2012	Common Stock	222,222	Professional Services
Oscar Bonsther, M.D.	April 27, 2012	Common Stock	222,222	Professional Services
Alvaro Pascual-Leone, M.D.	May 8, 2012	Common Stock	138,890	Professional Services
Prof. Dr. Josef Zihl	May 8, 2012	Common Stock	138,890	Professional Services
Glenn Tomalty	May 29, 2012	Common Stock	2,222,222	$50,000
Millennium Trust Co., LLC	June 20, 2012	Common Stock	1,111,111	$25,000
Peter Bubenzer	June 25, 2012	Common Stock	2,000,000	$45,000
Steven Girgenti	July 3, 2012	Common Stock	222,222	Professional Services
Oscar Bronsther, M.D.	July 3, 2012	Common Stock	222,222	Professional Services
Jason J. S. Barton	July 3, 2012	Common Stock	138,890	Professional Services
Jose Romano	July 3, 2012	Common Stock	138,890	Professional Services
Robert J. Koch	July 25, 2012	Common Stock	2,222,222	$50,000

* Units comprising one share of Series C Convertible Preferred Stock convertible into 2,222,222 shares of common stock and a warrant to purchase 1,111,111 shares of common stock at $0.0225 per share.

** On August 7, 2012, the Company and Mr. Ginder reached a Settlement and Mutual General Release Agreement relative to the Consulting Agreement whereby it was acknowledged by all parties that the Consulting Agreement expired as of April 1, 2012 and that Mr. Ginder would cause to be delivered to the Company 20,666,667 shares of Company common stock previously issued to Mr. Ginder in consideration of a full settlement of performance and amounts due under the Consulting Agreement and a mutual general release among the parties.

The securities issued in the abovementioned transactions were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act and Rule 506 of Regulation D.

Item 16.     Exhibits

Exhibit No.	Description
3.1(a)	Certificate of Incorporation of Vycor Medical, Inc. (previously filed)
3.1(b)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of January 11, 2010 (previously filed)
31.(c)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of July 20, 2010 (previously filed)
3.2	Bylaws of Vycor Medical, Inc. (previously filed)
5.1	Legal Opinion of Legal Robert Diener, Esq.
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors (previously filed)

Item 17. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;  Provided however, That:

A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

If the registrant is relying on Rule 430B:

A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton in the State of Florida on the 20 th day of September, 2012.

Vycor Medical, Inc.
(Registrant)
By:
/s/ David Cantor
________________________
David Cantor
President and Director (Principal Executive Officer)
Date
September 20, 2012
By:
/s/ Adrian Liddell
________________________
Adrian Liddell
Chairman of the Board and Director
(Principal Financial and Accounting Officer)
Date
September 20, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant and in the capacity and on the date indicated.

By:
/s/ David Cantor
________________________
David Cantor
President and Director (Principal Executive Officer)
Date
September 20, 2012
By:
/s/ Heather Vinas
________________________
Heather Vinas
Director
Date
September 20, 2012
By:
/s/ Pascale Mangiardi
_________________________
Pascale Mangiardi
Director
Date
September 20, 2012
By:
/s/ Steven Girgenti
_________________________
Steven Girgenti
Director
Date
September 20, 2012
By:
/s/ Adrian Christopher Liddell
_________________________
Adrian Christopher Liddell
Chairman of the Board and Director (Principal Financial and Accounting Officer)
Date
September 20, 2012
By:
/s/ Richard P. Denness
_________________________
Richard P. Denness
Chief Executive Officer and Director
Date
September 20, 2012
By:
/s/ Peter C. Zachariou
_________________________
Peter C. Zachariou
Executive Vice President and Director
Date
September 20, 2012

/s/ Oscar Bronsther, M.D.
_________________________ Oscar Bronsther, M.D. Director
Date
September 20, 2012

EXHIBIT LIST

Exhibit No.	Description
3.1(a)	Certificate of Incorporation of Vycor Medical, Inc. (previously filed)
3.1(b)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of January 11, 2010 (previously filed)
31.(c)	Certificate of Amendment to Certificate of Incorporation of Vycor Medical, Inc. dated as of July 20, 2010 (previously filed)
3.2	Bylaws of Vycor Medical, Inc. (previously filed)
5.1	Legal Opinion of Legal Robert Diener, Esq.
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors (previously filed)